EXHIBIT 10.9
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of July 10, 2006 by and between Assisted Living Concepts, Inc. a Nevada corporation with its principal place of business at 111 West Michigan, Milwaukee, WI 53203, (the “Company”) and Terry Usher, Division Vice President (the “Employee”).
WITNESSETH
     The Company desires to continue to employ the Employee as an employee of the Company or its subsidiaries, and the Employee desires to provide services to the Company or its subsidiaries, all upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Offer and Acceptance of Employment. The Company hereby agrees to employ the Employee as a Division Vice President of the Company. The Employee accepts such employment and agrees to perform the customary responsibilities of such position with the Company and/or certain of its subsidiaries as may be assigned to him from time to time by the Company. The Employee will perform such other duties as may from time to time be reasonably assigned to him by the Company, provided such duties are comparable with the type of duties performed by persons of similar titles with the Company, its subsidiaries or other affiliates.
2. Compensation and Benefits.
     (a) Base Salary. As long as Employee remains an employee of Company, Employee will be paid a base salary, less applicable withholding, which shall continue at the rate currently in effect, subject to adjustment as hereinafter provided. Employee’s base salary shall be reviewed on an annual basis and the Company shall increase such base salary, by an amount, if any, it determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Employee’s annual base salary payable hereunder, as it may be increased from time to time, less applicable withholding, and without reduction for any amounts deferred as described below, is referred to herein as “Base Salary”. Employee’s Base Salary, as in effect from time to time, may not be reduced by the Company without Employee’s consent, provided that the Base Salary payable under this paragraph shall be reduced to the extent Employee elects to defer or reduce such salary under the terms of any deferred compensation plan or other employee benefit arrangement maintained or established by the Company. The Company shall pay Employee the portion of his Base Salary not deferred in accordance with its customary periodic payroll practices.
     (b) Incentive Compensation. Subject to Board approval and based on the recommendation of the Human Resources Committee, the Employee may be eligible to participate in stock option, incentive compensation and other plans, which reward performance, at a level consistent with Employee’s then assigned position(s) with the Company or certain of its subsidiaries and other affiliates and the Company’s then current policies and practices.
     (c) Benefits, Perquisites and Expenses.
          (i) Benefits. Employee shall be eligible to participate in (1) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each life, optional life, hospitalization, medical, dental, vision, health, accident or disability insurance, individual disability/long term care plan, or similar plan or program of the Company, and (2) each deferred compensation (including Executive Retirement) or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Employee is eligible to participate in any such plan under company policies and practices and consistent with the generally applicable provisions thereof. With respect to benefits payable to Employee, Employee’s service credited for purposes of determining Employee’s benefits and vesting shall be determined in accordance with the terms of the applicable plan or program. Nothing in this Section 2(c), in and of itself, shall be construed to limit the ability of the Company to amend or terminate any particular plan, program or arrangement.
          (ii) Vacation. The Employee shall be entitled to the number of paid vacation days in each anniversary year determined by the Company from time to time for similar positions. The Employee shall also be entitled to all paid holidays given by the Company to employees with similar positions.
          (iii) Business Expenses. The Company shall pay or reimburse Employee for all reasonable expenses incurred or paid by Employee in the performance of Employee’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the then generally applicable policies and practices of the Company.
          (iv) Auto. The Company shall provide Employee with a monthly automobile allowance in the amount of $800. Additionally, the Employee will be reimbursed for miles driven on Company business at the applicable reimbursement rate that is set from time to time by the Company.
3. Employment Termination. The Employee’s employment under this Agreement may be terminated as follows:
     (a) Good Cause. For purposes hereof, a termination by the Company for “Good Cause” shall mean termination by action of the Company upon written notice to Employee specifying the particulars of the action or inaction alleged to constitute “Good Cause” because of (i) Employee’s commission of any felony (whether or not involving the Company or any of its subsidiaries), including, without limitation, those involving moral turpitude which subjects, or if generally known, would subject, the Company or any of its subsidiaries to public ridicule or embarrassment, (ii) fraud or other willful misconduct by Employee in respect of his obligations under this Agreement, (iii) refusal or continuing failure to attempt, without proper cause and, other than by reason of illness, to follow the lawful directions of the senior officers or the Board of Directors of the Company, (iv) willful violation of any material policy of the Company or material agreement with the Company, or (v) or other conduct that may be detrimental to the best interests of the Company or any affiliate thereof as determined by the Board.
     (b) Without Cause. Notwithstanding anything to the contrary contained in this Agreement, the Company may, at any time terminate the Employee’s employment hereunder without Cause.
     (c) Death. If Employee dies, his employment shall terminate as of the date of death.
     (d) Change in Location; Material Failure. The Employee’s employment shall terminate upon:
          (i) the provision of written notice from the Company to the Employee that the Employee’s work location in being shifted to a location more than 50 miles away from the Employee’s current work location; or
          (ii) There is a material diminution of the Employee’s assigned duties and responsibilities including any material diminution of the powers associated with such position;
          (iii) The Employee advises the Company, in writing, that the amendments to the conditions of employment in (i) and/or (ii) above are not acceptable and that the Employer has not received such change within thirty (30) days.
     (e) Date of Termination. “Date of Termination” shall mean whichever of the following is applicable:
          (i) if Employee’s employment is terminated under paragraph (c) of this Section 3, the date of death;
          (ii) if the Employee’s employment is terminated under paragraph (a) or (b) of this Section 3, the date specified in the Notice of Termination (which shall not be less than 7 days in case of paragraph (a) and 60 days in case of paragraph (b) nor more than 180 days from the date such Notice of Termination is given);
          (iii) in the case of an event described in paragraph (d) of this Section 3 the last day of the month in which such event occurs; or
          (iv) Employee may terminate voluntarily and, in such event, the Employee’s Date of Termination shall be the date which is two weeks after the date the Employee provides notice to the Company of voluntary termination. It is understood and agreed that the Employee is required to provide the Company with sixty (60) days notice of resignation.

4. Payments upon Termination.
     (a) Termination Due to Death or Voluntary Termination. Upon termination of the Employee under Section 3(c) or in the event of Employee’s voluntary termination the Company shall no later than the first day of the third month following the month in which the Date of Termination occurs pay to the Employee or his estate (1) his full Base Salary and other accrued benefits earned up to the Date of Termination and (2) if any bonus, under any bonus plan, shall be payable in respect of the year in which the Employee’s Date of Termination occurs. Employee shall also be entitled to all vested deferred compensation (including Executive Retirement) of any kind at such times and in such amounts provided under the terms of applicable deferred compensation arrangements. The Company shall have no further obligations to the Employee under this Agreement.
     (b) Termination for Cause. If the Employee’s employment shall be terminated under Section 3(a), the Company shall no later than thirty (30) days following the month in which the Date of Termination occurs pay the Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given. Employee shall also be entitled to all vested deferred compensation (including Executive Retirement) of any kind at such times and in such amounts provided under the terms of applicable deferred compensation arrangements. The Company shall have no further obligations to the Employee under this Agreement.
     (c) Termination by the Company for Reasons other than for Cause, Death or Disability.
     In the event the Company terminates the Employee pursuant to paragraph (b) or (d) of Section 3, then:
          (i) the Company shall make a lump sum payment (less applicable deductions to include withholdings for taxes) to the Employee as follows no later than thirty (30) days after the month in which the Date of Termination occurs equal to the sum of the following:
               (A) Payment of any Base Salary owed to the Date of Termination which has not yet been paid.
               (B) Severance pay in the amount of one year of Base Salary at the rate in effect at the time of the event described in Section 3(b) or (d) (whichever is applicable) plus $15,000.
               (C) A payment in lieu of bonus in an amount equivalent to 45% of Base Salary (as described in clause (B) above) and, also, for the year in which termination occurs, a bonus shall be paid to the Employee on a pro-rata basis for the portion of the year in which the Employee was employed, up to the Date of Termination, on the assumption that 100% of the bonus payment would have been achieved.
               (D) The cash equivalent of 12 months of auto allowance.

               (E) The amount that the Company would have credited as Company contributions over the 12 month period of time beginning immediately after the Date of Termination to any of the deferred compensation (including Executive Retirement) plans in which the Employee was a participant.
          (ii) Employee shall also be entitled to all vested deferred compensation (including Executive Retirement) of any kind at such times and in such amounts provided under the terms of applicable deferred compensation plans.
          (iii) For the 12 month period beginning with the Date of Termination, the Employee shall be treated as if the Employee had continued to be employed for all purposes under insured welfare benefit plans (other than plans providing medical benefits) sponsored or maintained by the Company on the same participation terms as if still employed. Beginning with the Date of Termination, the Employee shall be entitled to receive medical plan continuation coverage required under ERISA (“COBRA Benefits”) subject to payment of full COBRA premiums by Employee.
          (iv) In order to receive the payments described in (c)(i) above, the Employee must (no later than thirty (30) days following the month in which the Date of Termination occurs) execute (and not revoke during the seven day revocation period), a release in form substantially similar to that attached as Exhibit A hereto.
5. Section 280G Limitation on Compensation. In the event that the severance benefits payable to the Employee under this Agreement or any other payments or benefits received or to be received by the Employee from the Company (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company) or any corporation (“Affiliate”) affiliated with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Employee, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and the present value of such “parachute payments” equals or exceeds three times the Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code, such severance benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Employee from the Company (or an Affiliate) that are deemed “parachute payments”) is equal to 2.99 times the “base amount,” notwithstanding any other provision to the contrary in this Agreement.
6. Employee’s Covenants.
     (a) Nondisclosure. At all times during and after Employee’s employment with the Company, Employee shall keep confidential and shall not, except with Company’s express prior written consent, or except in the proper course of his employment with Company, directly or indirectly, communicate, disclose, divulge, publish, or otherwise express, to any Person, or use for his own benefit or the benefit of any Person, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired concerning the conduct and details of Company’s business, including without limitation, names of customers and suppliers, marketing methods, trade secrets, policies, prospects and financial condition. For purposes of this Section 6, confidential information shall not include any information which is now known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of Employee.
     (b) Non-Competition. For a period of one (1) year following termination of Employee’s employment with the Company for any reason, Employee shall not, except with Company’s express prior written consent, directly or indirectly, in any capacity, for the benefit of any Person:
          (i) Solicit or hire any Person who is or during such period becomes a customer, supplier, employee, salesman, agent or representative of Company, in any manner which interferes or might interfere with such Person’s relationship with Company, or in an effort to obtain such Person as a customer, supplier, employee, salesman, agent, or representative of any business in competition with Company which conducts operations within 50 miles of the Employee’s present office.
          (ii) Establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership (other than as the owner of less than one percent of the stock of a corporation whose shares are publicly traded), management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person in any business in competition with Company, if such Person has any office or facility at any location within 50 miles of any location of the company over which the Employee has direct responsibility or within 100 miles of the Employee’s current office, or act or conduct himself in any manner which he would have reason to believe inimical or contrary to the best interests of Company.
     (c) Enforcement. Employee acknowledges that any breach by him of any of the covenants and agreements of this Section 6 (“Covenants”) will result in irreparable injury to Company for which money damages could not adequately compensate Company, and therefore, in the event of any such breach, Company shall be entitled, in addition to all other rights and remedies which Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Employee and/or all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Employee or any such other Person may have against Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a material breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such Covenant.
     (d) Consideration. Employee expressly acknowledges that the Covenants are a material part of the consideration bargained for by Company and, without the agreement of Employee to be bound by the Covenants, Company would not have agreed to enter into this Agreement.
     (e) Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.
7. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.
     (a) The Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment provided for under this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the Date of Termination, or otherwise. The amounts payable to Employee under Section 4 hereof shall not be treated as damages but as severance compensation to which Employee is entitled by reason of termination of his employment in the circumstances contemplated by this Agreement.
     (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Employee’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, plan or arrangement.
8. Miscellaneous.
     (a) Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) five (5) days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized express courier service, postage or delivery changes prepaid, with receipt, or (iv) delivered by telecopy (with receipt, and with original delivered in accordance with any of (i), (ii) or (iii) above) to the parties at their respective addresses stated below or to such other addresses of which the parties may give notice in accordance with this Section.
If to Company, to:
Assisted Living Concepts, Inc.
111 W. Michigan
Milwaukee, WI 53203
Attention: President and Chief Executive Officer

Facsimile: (414) 908-8111
If to Employee, to:
Mr. Terry Usher
     (b) Entire Understanding. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof, with the exception of existing deferred compensation (including Executive Retirement) plans, benefits plans and incentive plans.
     (c) Modification. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties.
     (d) Termination of Prior Severance Agreements. All prior severance agreements between Employee and Company and/or any of its affiliates (and any of their predecessors) are hereby terminated as of the date hereof as fully performed on both sides.
     (e) Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and permitted assigns and upon Employee and his heirs, executors, legal representatives, successors and permitted assigns. However, neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without prior written consent of the other party, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void without effect. Notwithstanding the foregoing, this Agreement may be assigned by the Company to any of its subsidiaries or other affiliates and the Agreement shall continue in full force and effect following the sale any such subsidiary or affiliate; provided that the buyer of any such subsidiary or affiliate agrees to be bound by the terms hereof.
     (f) Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.
     (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

     (h) Section Headings. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect.
     (i) References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.
     (j) Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the State of Wisconsin applicable to agreements made and to be performed entirely therein.
     (k) Settlement of Disputes. The Company and Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Employee’s employment by the Company (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in Milwaukee County, Wisconsin (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law.
     (l) Indulgences, Etc. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     (m) Notwithstanding anything herein to the contrary, if the severance payment(s) described herein are considered deferred compensation subject to the provisions of Code Section 409A, then this Agreement shall be deemed automatically amended to comply with the requirements thereof in a manner that would cause the payments to comply with the provisions of Code Section 409A, including but not limited to providing that the severance payment shall be made only upon the Executive’s separation from service within the meaning of Code Section 409A and requiring that if the Executive is a “specified employee” within the meaning of Code Section 409A, that any severance payment(s) due hereunder shall not be paid until six months following the date of the Executive’s separation from service to the extent required by Code Section 409A.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above mentioned, under seal, intending to be legally bound hereby.

Attest:	COMPANY:

/s/ Susan L. Switlick	By:	/s/ Mel Rhinelander

Executive Assistant	Name:	Mel Rhinelander
	Title:	President and Chief Executive Officer

/s/ Aune B. Hardt	By:	/s/ Laurie Bebo

Executive Assistant	Name:	Laurie Bebo
	Title:	President and Chief Operating Officer

Witness:	EMPLOYEE:
/s/ Bill Wagner		/s/ Terry Usher

Terry Usher